EXHIBIT 10.1

AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT (this “Amendment”) dated as of January 30, 2006 by and between SI CONCRETE SYSTEMS CORPORATION, a Delaware corporation (“Concrete”), SI GEOSOLUTIONS CORPORATION, a Delaware corporation (“Geosolutions”), PROPEX FABRICS INC., a Delaware corporation (the “Purchaser”), and INVESTCORP INTERNATIONAL, INC., solely in its capacity as “Seller Representative” on behalf of each of the Sellers and the Qualifying Optionholders (the “Seller Representative”).

WHEREAS, reference is made to the Stock Purchase Agreement dated as of December 30, 2005 by and between Concrete, Geosolutions, the Purchaser and the other parties signatory thereto (the “Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement);

WHEREAS, the Purchaser has requested that Geosolutions enter into an Asset Purchase Agreement with Geosolutions EAT LLC, a Delaware limited liability company (“Geosolutions Newco”), and the other documents contemplated thereby, including, without limitation, the Bill of Sale by Geosolutions in favor of Geosolutions, the Limited Warranty Deed by Geosolutions in favor of Geosolutions Newco related to the transfer of the real property located at 428 Rollins Industrial Blvd., Ringgold, Catoosa County, Georgia, the Limited Warranty Deed by Geosolutions in favor of Geosolutions Newco related to the transfer of the real property located at 1515 North County Line Road Alto, Banks County, Georgia, and the Limited Warranty Deed by Geosolutions in favor of Geosolutions Newco related to the transfer of the real property located at 1409 Coronet Drive, Dalton, Whitfield County, Georgia;

WHEREAS, the Purchaser has requested that Concrete enter into an Asset Purchase Agreement with Concrete EAT LLC, a Delaware limited liability company (“Concrete Newco”), and the other documents contemplated thereby, including, without limitation, the Bill of Sale by Concrete in favor of Concrete Newco and the Special Warranty Deed by Concrete in favor of Concrete Newco related to the transfer of the real property located at 4019 Industry Drive, Chattanooga, Hamilton County, Tennessee; and

WHEREAS, the Purchaser, Concrete, Geosolutions and the Seller Representative, on behalf of the Sellers and the Qualifying Optionholders, desire to amend the Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Amendment of Section 1.1.

a. Section 1.1 of the Agreement is hereby amended to add the following terms to Section 1.1 in alphabetical order therein:

““Concrete APA” means the Asset Purchase Agreement between Concrete and Concrete EAT LLC, a Delaware limited liability company, dated as of January 30, 2006.”

““Geosolutions APA” means the Asset Purchase Agreement between Geosolutions and Geosolutions EAT LLC, a Delaware limited liability company, dated as of January 30, 2006.”

““LKE Cash” means the cash or other immediately available funds paid (a) to Concrete pursuant to the Concrete APA as part of the Consideration (as defined in the Concrete APA) for the Acquired Assets (as defined in the Concrete APA) and (b) to Geosolutions pursuant to the Geosolutions APA as part of the Consideration (as defined in the Geosolutions APA) for the Acquired Assets (as defined in the Geosolutions APA).”

““LKE Transaction Documents” shall have the meaning set forth in Section 11.21(a).”

““LKE Transaction Liabilities” shall have the meaning set forth in Section 11.21(a).”

““Seller Indemnified Parties” shall have the meaning set forth in Section 11.21(a).”

““Seller Losses” shall have the meaning set forth in Section 11.21(a).”

b. Section 1.1 of the Agreement is hereby amended to amend and replace the term “Net Indebtedness” in Section 1.1 with the following:

““Net Indebtedness” means an amount equal to (a) Indebtedness minus (b) Cash (excluding LKE Cash), each as determined in accordance with GAAP consistent with past practices as of the close of business on the day immediately prior to the Closing Date.”

2. Amendment of Article XI. Article XI is hereby amended by adding a new Section 11.21 to the end thereof as follows:

“Section 11.21 Certain Other Purchaser Agreements.

(a) As used herein, (i) “LKE Transaction Liabilities” means any and all Seller Losses resulting from or in any way attributable to the execution and delivery of any of the LKE Transaction Documents or the consummation of any of the transactions contemplated thereby to the extent that such Seller Losses are in excess of any liability and expense that would have properly been the responsibility of any of the Seller Indemnified Parties assuming the LKE Transaction Documents had not been entered into and the transactions contemplated thereby had not been consummated, including, without limitation, any increase in Legacy Tax Liabilities; (ii) “LKE Transaction Documents” means the documents set forth on Section 11.21 of the Disclosure Schedule; (iii) ”Seller Indemnified Parties” means Investcorp Bank B.S.C., the Seller Representative, each Seller, each Qualifying Optionholder, Concrete and each of its Subsidiaries, Geosolutions (it being understood and agreed that Concrete, its Subsidiaries and Geosolutions will cease to be Seller Indemnified Parties upon Closing of this Agreement) and, as applicable, each of such Person’s respective Affiliates, officers, directors, managers, employees, shareholders, equity owners, Representatives, heirs, legal representatives, successors and assigns; and (iv) ”Seller Losses” means any and all losses, damages (including natural resources damages), demands, claims, assessments, costs (including costs of investigation, defense, response, remediation, restoration or reclamation), causes of action, Actions, fines, judgments (including pre- and post-judgment interest), awards, settlements, obligations (including corrective and remedial obligations), liabilities, and expenses (including reasonable legal fees and expenses, reasonable legal fees and expenses in obtaining coverage and/or defense from insurers, and all reasonable fees and expenses of consultants and other professionals incurred in connection with any of the foregoing) brought against, involving or incurred by Concrete or any of its Subsidiaries, Geosolutions or any of the Seller Indemnified Parties.

(b) The Purchaser expressly understands and agrees that, notwithstanding anything in the LKE Transaction Documents or elsewhere in this Agreement, for purposes of Section 2.6, the representations and warranties in Articles III, IV and V, the covenants set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.13, 7.14, 7.15, 7.17 and 7.20 and the conditions set forth in Section 8.1, each of the following will be disregarded and it shall be assumed that the following did not occur: (i) the execution and delivery of any of the LKE Transaction Documents, (ii) the consummation of any of the transactions contemplated by the LKE Transaction that affect Documents and (iii) any actual or potential changes, effects and consequences or could affect Concrete or any of its Subsidiaries or Geosolutions resulting from or attributable to clauses (i) or (ii) above, or resulting from or attributable to the failure to give notice to, obtain a consent or an approval from or make a filing with any Person with respect to clauses (i) or (ii) above.

(c) The Purchaser shall be responsible for and shall promptly pay all costs, fees and expenses payable by or charged to Concrete or any of its Subsidiaries or Geosolutions in connection with or as a result of the execution and delivery of the LKE Transaction Documents and the consummation of the transactions contemplated thereby, including, without limitation, any recording fees, title insurance costs or transfer taxes of any nature (it being understood and agreed that such costs, fees and expenses shall not be considered Seller Transaction Expenses for any purpose under this Agreement).

(d) The Purchaser expressly understands and agrees that, notwithstanding anything in the LKE Transaction Documents or in this Agreement, the rights and obligations of the Purchaser, on the one hand, and the Seller Indemnified Parties on the other hand, shall, from and after the Closing, be determined as though the LKE Assets to be transferred pursuant to the LKE Transaction Documents had not been so transferred. In furtherance and not in limitation of the foregoing, the Purchaser (i) shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of all Seller LKE Transaction Liabilities and (ii) agrees that no Seller Indemnified Party will have any liability to Concrete, any of its Subsidiaries, Geosolutions or the Purchaser (or any Person asserting claims on behalf of or in the right of any of them) for any LKE Transaction Liabilities.

(e) Notwithstanding Section 11.13, each of the Seller Indemnified Parties is expressly made a third party beneficiary of this Section 11.21.

(f) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 11.21 shall survive the Closing indefinitely.

(g) The Seller Representative shall have the right to offset any amounts payable by the Purchaser pursuant to the indemnification obligations of this Section 11.21 against any amounts due Purchaser Indemnified Parties pursuant to Article X or Section 11.2.

(h) During the period from January 30, 2006 to the Closing, the Sellers shall cause each of Concrete and Geosolutions to, and each of Concrete and Geosolutions shall, retain and not distribute, by means of a dividend or otherwise, the LKE Cash.

(i) During the period from January 30, 2006 to the Closing, the Sellers shall cause each of Concrete and Geosolutions to not, and each of Concrete and Geosolutions shall not, amend or terminate any LKE Transaction Documents without the prior written approval of the Purchaser.”

3. Ratification of Agreement. This Amendment shall be construed in connection with and as part of the Agreement, and except as modified and expressly waived or amended hereby, all terms, conditions and covenants contained in the Agreement are hereby ratified and shall remain in full force.

4. References to the Agreement. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Agreement without making specific reference to this Amendment, but nevertheless, all such references shall include this Amendment unless the context otherwise requires.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

6. Jurisdiction; Forum. Any case, proceeding or Action concerning any dispute arising out of or relating to this Amendment must be brought in a court situated in the Borough of Manhattan in the City and State of New York, and each party hereto consents and submits to the jurisdiction of any state or federal court sitting in Borough of Manhattan in the City and State of New York for any such case, proceeding or Action. Each party hereto waives any objection to the laying of venue in such courts and any claim that any such Action has been brought in an inconvenient forum. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Amendment may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the day and year first above written.

PROPEX FABRICS INC.

By:	/s/ Philip D. Barnes
Name:	Philip D. Barnes
Title:	Chief Financial Officer and Treasurer

SI CONCRETE SYSTEMS CORPORATION

By:	/s/ Lee McCarter
Name:	Lee McCarter
Title:	Chief Financial Officer

SI GEOSOLUTIONS CORPORATION

By:	/s/ Lee McCarter
Name:	Lee McCarter
Title:	Chief Financial Officer

SELLER REPRESENTATIVE:

INVESTCORP INTERNATIONAL, INC.

By:	/s/ Kevin Charlton
Name:	Kevin Charlton
Title:	Principal